Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Capital Southwest Corporation of our report dated May 24, 2022, relating to the consolidated financial statements and the Schedule of Investments in and Advances to Affiliates listed in Schedule 12-14 of Capital Southwest Corporation and Subsidiaries, appearing in the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2022 (the Form 10-K).

/s/ RSM US LLP

Chicago, Illinois
August 4, 2022